Investment Company Act

Section 270.17g-1 Required Bonding

as of June 30, 2023

Fund	Trust/Fund Size	Maximum Bond Required *

Virtus Artificial Intelligence & Technology Opportunities Fund (AIO)	820,622,809.91	1,000,000
Virtus Convertible & Income 2024 Target Term Fund (CBH)	240,221,418.82	600,000
Virtus Convertible & Income Fund (NCV)	558,110,081.94	900,000
Virtus Convertible & Income Fund II (NCZ)	424,947,652.37	750,000
Virtus Diversified Income & Convertible Fund (ACV)	330,197,799.55	750,000
Virtus Equity & Convertible Income Fund (NIE)	645,843,439.80	900,000
Virtus Dividend, Interest & Premium Strategy Fund (NFJ)	1,365,008,974.81	1,250,000
Virtus Alternative Solutions Trust	2,968,594,145.88	1,900,000
Virtus Asset Trust	6,974,788,325.50	2,500,000
Virtus Equity Trust	12,205,585,080.48	2,500,000
Virtus Event Opportunities Trust	482,266,086.80	750,000
Virtus Investment Trust	10,677,796,179.65	2,500,000
Virtus Opportunities Trust	11,252,370,365.11	2,500,000
Virtus Strategy Trust	3,237,193,622.53	2,100,000
Virtus Variable Insurance Trust	839,112,028.49	1,000,000
The Merger Fund ®	3,592,735,766.22	2,300,000
The Merger Fund ® VL	43,831,804.14	350,000
DNP Select Income Fund, Inc. (DNP)	4,176,465,243.63	2,500,000
DTF Tax Free Income 2028 Term Fund, Inc. (DTF)	103,715,761.55	525,000
Duff & Phelps Utility and Infrastructure Fund, Inc. (DPG)	601,193,911.61	900,000
Virtus Global Multi-Sector Income Fund (VGI)	147,025,492.14	525,000
Virtus Total Return Fund Inc. (ZTR)	689,704,073.59	900,000
Virtus Stone Harbor Emerging Markets Income Fund (EDF)	74,878,650.95	400,000
Virtus Stone Harbor Emerging Markets Total Income Fund (EDI)	51,554,407.83	400,000
ETFis Series Trust I	1,164,373,778.77	1,250,000
Virtus ETF Trust II	210,703,809.32	600,000

TOTAL		32,550,000